Exhibit (a)(iv)

CNA INCOME SHARES, INC.
ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

           FIRST: The charter of CNA Income Shares, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting existing Article Second in its entirety and substituting in lieu thereof a new article to read as follows:

           "SECOND: Name.

The name of the corporation (which is hereinafter called the "Corporation") is PROSPECT STREET® INCOME SHARES INC."

          SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(1) of the Maryland General Corporation Law.

           THIRD: These Articles of Amendment shall become effective on August 1, 2001.

          FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

          IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its President and attested to by its Secretary on this 31st day of July, 2001.

ATTEST: /s/ R. Joseph Dougherty R. Joseph Dougherty Secretary	CNA INCOME SHARES, INC. By: /s/ James D. Dondero(SEAL) James D. Dondero President